UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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The TJX Companies, Inc.
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770 Cochituate Road
Framingham, Massachusetts 01701

April 28, 2010

Dear Stockholder:

We cordially invite you to attend our 2010 Annual Meeting on Wednesday, June 2, 2010, at 11:00 a.m., to be held at our offices, 770 Cochituate Road, Framingham, Massachusetts. Please enter through the Northeast Entrance.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.

We hope that you will be able to join us on June 2nd.

Sincerely,

Bernard Cammarata Chairman of the Board	Carol Meyrowitz President and Chief Executive Officer

Printed on Recycled Paper

The TJX Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 2, 2010

The Annual Meeting of Stockholders of The TJX Companies, Inc. will be held at our offices, 770 Cochituate Road, Framingham, Massachusetts, on Wednesday, June 2, 2010, at 11:00 a.m. to vote on:

•	Election of directors.

•	Ratification of appointment of independent registered public accounting firm.

•	A shareholder proposal if presented at the meeting.

•	Any other business properly brought before the meeting.

Stockholders of record at the close of business on April 12, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

To attend the Annual Meeting, you must demonstrate that you were a TJX stockholder as of the close of business on April 12, 2010 or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 12, 2010, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership. All stockholders will need to have their photographs taken and receive visitor badges for building security. Please allow additional time for these procedures.

By Order of the Board of Directors

Ann McCauley
Secretary

Framingham, Massachusetts
April 28, 2010

PLEASE VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 SHAREHOLDER PROPOSAL
SUPPORTING STATEMENT
VOTING REQUIREMENTS AND PROXIES
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER MATTERS
DIRECTIONS TO TJX CORPORATE HEADQUARTERS

The TJX Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 2, 2010

PROXY STATEMENT

The Board of Directors of The TJX Companies, Inc., or TJX, is soliciting your proxy for the 2010 Annual Meeting. A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the proxy card and other enclosures. You may vote by telephone using the toll-free telephone number on the proxy card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. Street name holders may vote by Internet or telephone if their banks or brokers make those methods available, in which case the banks or brokers will enclose the instructions with the proxy statement. All stockholders may vote by signing and returning the enclosed proxy card.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of TJX.

Stockholders of record at the close of business on April 12, 2010 are entitled to vote at the meeting. Each of the 408,394,960 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report and Form 10-K for our fiscal year ended January 30, 2010 are being first mailed to stockholders on or about the date of the notice of meeting. Our address is 770 Cochituate Road, Framingham, Massachusetts 01701.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 2, 2010: This proxy statement and Annual Report and Form 10-K for our fiscal year ended January 30, 2010 are available at http://bnymellon.mobular.net/bnymellon/tjx.

PROPOSAL 1

ELECTION OF DIRECTORS

We seek nominees with established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; marketing and brand management; sales, buying and distribution; legal; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Most of our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends. In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All of our current directors were elected to the Board by stockholders.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as director.

José B. Alvarez, 46
Director since 2007

Mr. Alvarez has been a member of the faculty of the Harvard Business School since 2009. From August 2008 through December 2008, Mr. Alvarez was the Global Executive Vice President for Business Development for Ahold, a global supermarket retail company. From 2001 to August 2008, he held various executive positions with Stop & Shop/Giant-Landover, Ahold’s U.S. subsidiary, including President and Chief Executive Officer of Stop & Shop/Giant-Landover from 2006 to 2008 and Executive Vice President, Supply Chain and Logistics from 2004 to 2006. Previously, he served in executive positions at Shaw’s Supermarkets, Inc. and began his career at the Jewel Food Stores subsidiary of American Stores Company in 1990. Mr. Alvarez is also a director of United Rentals, Inc. Mr. Alvarez’s long career in retail has given him broad experience in large retail chain management, including store management, supply chain, logistics, distribution and strategy.

Alan M. Bennett, 59
Director since 2007

Mr. Bennett served as Interim Chief Executive Officer of H&R Block Inc., a tax services provider, from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna, Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP). Mr. Bennett is also a director of Halliburton Company and H&R Block Inc. and was a director of Bausch & Lomb, Inc. from 2004 to 2007. Mr. Bennett’s leadership experience in two significant financial businesses provides him with expertise including financial management, taxes, accounting, controls, finance and financial reporting as well as executive and change management.

David A. Brandon, 57
Director since 2001

Mr. Brandon was named the Director of Intercollegiate Athletics at the University of Michigan, effective March 2010. Mr. Brandon previously served as the Chairman, Chief Executive Officer and a director of Domino’s Pizza, Inc., a pizza delivery company, from 1999 until March 2010 and continues to serve as Non-Executive Chairman and a director of Domino’s. Mr. Brandon was President and Chief Executive Officer of Valassis, Inc., a provider of marketing products and services, from 1989 to 1998 and Chairman of its Board from 1997 to 1998. Mr. Brandon is also a director of Burger King Holdings, Inc. and Kaydon Corporation and served as a director of Northwest Airlines Corporation from 2007 to 2008. Mr. Brandon has extensive executive management experience and brings insights including management of rapid growth and international expansion, marketing, advertising, brand management and operations.

Bernard Cammarata, 70
Director since 1989

Mr. Cammarata has been Chairman of the Board of TJX since 1999. Mr. Cammarata served as Acting Chief Executive Officer of TJX from September 2005 to January 2007. He also led TJX and its former TJX subsidiary and T.J. Maxx Division from the organization of the business in 1976 until 2000, including serving as Chief Executive Officer and President of TJX, Chairman and President of TJX’s T.J. Maxx Division and Chairman of The Marmaxx Group. As the founder of TJX, Mr. Cammarata has participated in the leadership of TJX’s successful strategy and development from the beginning to its current position as the world’s largest off-price retailer and offers deep expertise in all aspects of TJX’s business, including management, operations, marketing, buying, distribution and financial matters.

David T. Ching, 57
Director since 2007

Mr. Ching has been Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, since 1994. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems. Mr. Ching was a director of Petco Animal Supplies, Inc. from 2005 to 2007. Mr. Ching’s strong technological experience and related management positions in the retail industry provide Mr. Ching expertise including information systems, information security and controls, technology implementation and operation, reporting and distribution in the retail industry.

Michael F. Hines, 54
Director since 2007

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines was a director of The Yankee Candle Company, Inc. from 2003 to 2007. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Amy B. Lane, 57
Director since 2005

Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit. Ms. Lane was also a director of Borders Group, Inc. from 1995 to 1999 and from 2001 to 2009, and a trustee of MFS Funds from 2004 to 2006 and of Federal Realty Investment Trust from 2002 to 2006. Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in that industry as well as management, leadership and strategy.

Carol Meyrowitz, 56
Director since 2006

Ms. Meyrowitz has been Chief Executive Officer of TJX since January 2007, a director since September 2006 and President since October 2005. She served as Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004 and President of The Marmaxx Group from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners LLC, a private equity firm. From 1987 to 2001, she held various senior management positions with The Marmaxx Group and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX. Ms. Meyrowitz is also a director of Amscan Holdings, Inc. and Staples, Inc. and was a director of The Yankee Candle Company, Inc. from 2004 to 2007. As President and Chief Executive Officer of the Company, and through the many other positions Ms. Meyrowitz has held with TJX since joining in 1987, Ms Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.

John F. O’Brien, 67
Director since 1996

Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company and Chairman of Brokerage Services, Inc. Mr. O’Brien serves as our Lead Director. Mr. O’Brien is also non-executive Chairman and a director of Cabot Corporation, a director of LKQ Corporation and a director of a family of 35 registered investment companies managed by BlackRock, Inc., an investment management advisory firm. From 1989 to 2006, Mr. O’Brien was a director of ABIOMED, Inc. Mr. O’Brien has substantial executive experience with two financial services businesses, giving him expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance and capital structure.

Willow B. Shire, 62
Director since 1995

Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994, specializing in leadership development and strategic problem solving. Previously, she was Chairperson for the Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit. Ms. Shire was a director of Vitesse Semiconductor Corporation from 2007 to 2009. Through her consulting experience and prior business experience, Ms. Shire brings expertise in leadership development, talent assessment, change management, human resources and development practices, cultural assessment and strategic problem solving.

Fletcher H. Wiley, 67
Director since 1990

Mr. Wiley was Executive Vice President and General Counsel of PRWT Services, Inc., a technology-oriented products and services firm, from 1996 to 2008. Since 2003, Mr. Wiley has been of counsel to the law firm Bingham McCutchen LLP. Previously, Mr. Wiley was of counsel to the law firm Schnader Harrison Goldstein & Manello and a partner of the law firms Goldstein & Manello and Fitch, Wiley, Richlin & Tourse, P.C. From his positions in business and law firms, Mr. Wiley brings expertise in law, legal matters and corporate governance combined with general management.

CORPORATE GOVERNANCE

Board Independence.  Our Corporate Governance Principles provide that at least two-thirds of the members of our Board will be independent directors. The Board evaluates any relationships of each director and nominee with TJX and makes an affirmative determination whether or not each director and nominee is independent. To assist it in making its independence determination, the Board has adopted categorical standards, which are available on our website at www.tjx.com.

As part of the Board’s annual review of director independence, the Board considered the recommendation of our Corporate Governance Committee and reviewed transactions and relationships between each non-management director or any member of his or her immediate family and TJX. The purpose of this review was to determine whether relationships or transactions were inconsistent with a determination that the director was independent. As a result of this review, our Board unanimously determined that ten directors of our 12-member Board (83.3%) are independent, with the independent directors being José B. Alvarez, Alan M. Bennett, David A. Brandon, David T. Ching, Michael F. Hines, Amy B. Lane, John F. O’Brien, Robert F. Shapiro, Willow B. Shire and Fletcher H. Wiley. Each of these directors met our categorical standards of independence. Bernard Cammarata, as Chairman, and Carol Meyrowitz, as Chief Executive Officer and President, are employees of TJX. Mr. Shapiro is not standing for re-election at the Annual Meeting.

Integrity has been a core tenet of TJX since its inception. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. We have Corporate Governance Principles, a Code of Conduct for our associates, a Code of Ethics for TJX Executives, written charters for our Board committees and a Code of Business Conduct and Ethics for Directors. The current versions of these documents and other items relating to our governance can be found at www.tjx.com.

Board’s Role in Risk Oversight.  It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its committee structure, and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders and data security. The Executive Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements. The Corporate Governance Committee deals with risks related to performance evaluations and management succession. The Finance Committee is responsible for risks related to financing, investment, capital structure, liquidity, and investment performance, asset allocation strategies and funding of our benefit plans.

Board Expertise and Diversity.  We seek to have a Board that represents diversity as to experience, gender, race and ethnicity, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and three members of our Audit Committee are audit committee financial experts.

Board Annual Performance Reviews.  We have a comprehensive review process for evaluating the performance of our Board and our directors. Our Corporate Governance Committee oversees the annual performance evaluation of the entire Board, our Chairman, our Lead Director, each of our committees and its chair, and each of our individual directors.

Board Nominees.  The Corporate Governance Committee recommends to the Board individuals as director nominees who, in the opinion of the Corporate Governance Committee, have high personal and professional integrity, who have demonstrated ability, perspective and judgment and who will be effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term best interests of our stockholders. In evaluating the suitability of individual Board nominees, the Corporate Governance Committee takes into account many factors, including general understanding of disciplines relevant to the success of a large publicly traded company in today’s business environment, understanding of our business and industry, professional background and leadership experience, experience on the boards of other large publicly traded companies, personal accomplishment, and geographic, gender, age, ethnic and racial diversity. The Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Election of Directors.”

The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by stockholders, includes actively seeking to identify qualified individuals by various means which may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries, considering proposals from sources, such as the Board of Directors, management, employees, stockholders and industry contacts, and engaging an outside search firm. The Corporate Governance Committee has adopted a policy with respect to submission by stockholders of candidates for director nominees which is available on our website at www.tjx.com. Any stockholder may submit in writing one candidate for consideration for each stockholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to stockholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Secretary of TJX, c/o Office of the Secretary of The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. A recommendation must include specified information about, and consents and agreements of, the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by stockholders or others in the same manner. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Majority Voting.  Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles, available at www.tjx.com, require any nominee for director to provide an irrevocable contingent resignation, effective only if such director fails to receive the requisite majority vote in an uncontested election, and the Board accepts such resignation. Our Corporate Governance Principles provide procedures for the consideration of such resignation by the Board. Within 90 days of the date of the annual meeting of stockholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its stockholders, and take what it deems to be appropriate action. Such action may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying stockholder vote.

Board Leadership Structure.  Our Board annually elects a Chairman of the Board of Directors. The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Because our current Chairman, Bernard Cammarata, is not an independent director, consistent with our Corporate Governance Principles, our independent directors have elected a Lead Director, John F. O’Brien. In this role, among other duties, Mr. O’Brien meets at least quarterly with Carol Meyrowitz, our Chief Executive Officer, and with senior officers as necessary, attends quarterly management business review meetings, schedules meetings of the independent directors, presides at meetings of the Board at which the Chairman is not present, including meetings of the independent directors, serves as a liaison between the independent directors and the Chairman and Company management, approves meeting schedules and agendas, attends the meetings of each Board committee and undertakes other responsibilities designated by the independent directors. The Board believes that the separate roles of Mr. Cammarata, Ms. Meyrowitz and Mr. O’Brien are in the best interests of TJX and its stockholders. Mr. Cammarata has wide-ranging, in-depth knowledge of our business arising from his many years of service to TJX and, as a result, provides effective leadership for the Board and support for Ms. Meyrowitz and other management. Ms. Meyrowitz can devote her attention to leading TJX and focus on its business strategy. Mr. O’Brien provides an appropriate level of independence in TJX’s Board leadership as provided in the Corporate Governance Principles through his review and approval of meeting agendas, his participation in management business review meetings and his leadership of the independent directors.

Attendance.  During fiscal 2010, our Board met 11 times. Each director attended at least 75% of all meetings of the Board and committees of which he or she was a member. At each regularly scheduled Board meeting, the independent directors met separately. It is our policy that all nominees and directors standing for re-election are expected to attend the annual meeting of stockholders. All nominees and directors attended the 2009 Annual Meeting.

Board Committees.  The Board of Directors has five standing committees: Audit, Corporate Governance, Executive, Executive Compensation and Finance. Each committee’s charter is available on our website at www.tjx.com.

All members of the Audit, Corporate Governance, Finance and Executive Compensation Committees are independent directors. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

The table below provides information about these committees during fiscal 2010:

			Corporate			Executive
Name	Audit		Governance	Executive		Compensation	Finance

José B. Alvarez	X					X
Alan M. Bennett			X				X
David A. Brandon						X *	X
Bernard Cammarata				X	*
David T. Ching	X		X
Michael F. Hines	X	*					X
Amy B. Lane**	X			X			X	*
Carol Meyrowitz
John F. O’Brien				X		X
Robert F. Shapiro	X		X	X
Willow B. Shire			X *			X
Fletcher H. Wiley	X		X
Number of meetings during fiscal 2010	10		4	0		9	4

*	Chair

**	On June 2, 2009, Ms. Lane became a member of the Executive Committee.

Audit Committee.  The Audit Committee is responsible for the annual appointment of the independent registered public accounting firm and oversight of the financial reporting process. Each member of the Audit Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The Audit Committee operates under the terms of a written charter which is reviewed by members of the committee annually. Specifically, the Audit Committee’s responsibilities include:

•	reviewing with management, internal auditors and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring our system of internal financial controls and accounting practices;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	overseeing our compliance and ethics programs;

•	selecting or terminating the independent registered public accounting firm, approving their compensation and evaluating the performance of the independent registered public accounting firm, including the lead audit and reviewing partners;

•	establishing and maintaining procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting or auditing matters;

•	pre-approving all work by the independent registered public accounting firm; and

•	reviewing other matters as the Board deems appropriate.

Executive Compensation Committee.  The Executive Compensation Committee, or the ECC, is responsible for overseeing executive compensation and benefits. Each member of the ECC is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The ECC operates under the terms of a written charter which is reviewed by the members of the committee annually.

Specifically, the ECC’s responsibilities include:

•	approving the compensation, including awards of stock options, bonuses and other incentives, of our executive officers and all other employees in such categories as are from time to time recommended to the Committee by management or identified by the Committee;

•	determining the performance targets and performance criteria under our incentive plans;

•	approving the terms of employment of our executive officers; and

•	administering our incentive plans.

The ECC also reviewed our compensation policies and practices for our employees to confirm that they do not give rise to risks which are reasonably likely to have a material adverse effect on the Company.

Corporate Governance Committee.  The Corporate Governance Committee is responsible for recommending nominees for directors to the Board and for our corporate governance practices. Each member of the Corporate Governance Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The Corporate Governance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the Corporate Governance Committee’s responsibilities include:

•	recommending director nominees to the Board;

•	developing and reviewing corporate governance principles;

•	reviewing practices and policies with respect to directors, including retirement policies, the size of the Board and the meeting frequency of the Board, and reviewing the functions, duties and composition of the committees of the Board;

•	recommending processes for the annual evaluations of the performance of the Board, the Chairman, the Lead Director and each committee and its chair;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Executive Committee.  The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

Finance Committee.  The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the Finance Committee’s responsibilities include:

•	reviewing and making recommendations to the Board with respect to our financing plans and strategies, financial condition, capital structure, tax strategies, liabilities and payments, dividends, stock repurchase programs and insurance programs;

•	approving our cash investment policies, foreign exchange risk management policies and capital investment criteria and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

•	reviewing investment policies, performance and actuarial status of our pension and other retirement benefit plans.

Policies Relating to Directors.  It is our policy that no director shall be nominated who has attained the age of 75 prior to or on the date of his or her election or re-election. Under our Corporate Governance Principles, directors with full-time jobs should not serve on more than three boards of public companies in addition to our Board; no director should serve on more than four boards of public companies in addition to our Board; and members of the Audit Committee should not serve on more than two audit committees of other companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Code of Conduct.  We have a Code of Conduct for our associates designed to ensure that our business is conducted with integrity. Our Code of Conduct covers professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Information concerning our Code of Conduct is available on our website at www.tjx.com.

Code of Ethics for TJX Executives and Code of Business Conduct and Ethics for Directors.  We have a Code of Ethics for TJX Executives governing our Chairman, Chief Executive Officer, President, Chief Financial Officer and other senior operating, financial and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We also have a Code of Business Conduct and Ethics for Directors which promotes honest and ethical conduct, compliance with applicable laws, rules and regulations and the avoidance of conflicts of interest. Both of these codes of conduct are published on our website at www.tjx.com. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives or the Code of Business Conduct and Ethics for Directors within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Stock Ownership Guidelines.  Our Corporate Governance Principles provide that a director is expected to acquire initially at least $10,000 of our common stock outright and to attain stock ownership with a fair market value equal to at least four times the annual retainer paid to the directors within five years of initial election to the Board. Our Chief Executive Officer is expected to attain stock ownership with a fair market value equal to at least five times annual base compensation, and each Senior Executive Vice President is expected to attain stock ownership with a fair market value of at least three times annual base compensation. Such ownership guidelines for our executive officers are reduced by 50% at age 62. Executives are expected to make steady progress toward these ownership guidelines and to attain them within five years from their respective dates of hire for or promotion to the above positions. It is expected that executives who have not yet achieved these guidelines will retain 50% of their shares (on an after-tax basis) resulting from the exercise of stock options and vesting of deferred and restricted stock.

Sustainability.  As part of our commitment to corporate responsibility, TJX has long been pursuing solutions to sustainability challenges that both preserve natural resources and improve profitability. We continue to be committed to environmentally sound business practices throughout our operations, including energy and water conservation as well as recycling and waste reduction. We have discussed our efforts with shareholder groups over the years and understand the importance to our business, shareholders, Associates, customers and communities of strong, sustainable business practices — including the value of aspirational targets to realize improved efficiencies over time. In response to interest voiced by our shareholders and Associates, we intend to publish a report prior to our 2011 Annual Meeting that reviews our company’s current sustainability initiatives as well as targets for future progress.

Communications with Directors.  Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, specified individual directors or the Lead Director by writing to such individual or group c/o Office of the Secretary, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Requests for Information.  Stockholders may request print copies of our Corporate Governance Principles, Code of Conduct for Associates, Code of Ethics for TJX Executives, Code of Business Conduct and Ethics for Directors, and charters for our Audit, Corporate Governance, Executive, Executive Compensation and Finance Committees by writing to the Office of the Secretary at the above address. The current versions of these documents are also available on our website at www.tjx.com.

Transactions with Related Persons

Under the Corporate Governance Committee’s charter, the Committee is responsible for reviewing and approving or ratifying any transaction in which TJX and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Committee may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee.

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the New York Stock Exchange and TJX’s Corporate Governance Principles. Further, the Board has determined that three of our members (Mr. Hines, Ms. Lane and Mr. Shapiro) are audit committee financial experts as defined by the rules of the SEC.

The Audit Committee met 10 times during fiscal 2010, including four meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit and PricewaterhouseCoopers LLP (PwC), TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from PwC pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between PwC and TJX and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors and PwC, TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

The aggregate fees that TJX paid for professional services rendered by PwC for the fiscal years ended January 30, 2010 and January 31, 2009 were:

In thousands	2010	2009

Audit	$4,475	$3,710
Audit Related	381	330
Tax	476	525
All Other	13	15

Total	$5,345	$4,580

•	Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including financial statement schedules and statutory and subsidiary audits, assistance with review of documents filed with the SEC, and opinion on the effectiveness of internal control over financial reporting with respect to fiscal 2009 and fiscal 2010. The increase in fees in fiscal 2010 relates primarily to audit work performed pertaining to the implementation of certain applications of a new financial reporting system for our domestic business operations within TJX.

•	Audit related fees were for services related to consultations concerning financial accounting and reporting standards and employee benefit plan audits.

•	Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax services for employee benefit plans, and requests for rulings and technical advice from tax authorities.

•	All other fees were for services related to training for TJX’s internal audit department in fiscal 2009 and fiscal 2010.

We pre-approve all audit services and all permitted non-audit services by PwC, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. We concluded that PwC’s provision of non-audit services, which we approved in advance, was compatible with their independence.

We reviewed the audited financial statements of TJX as of and for the fiscal year ended January 30, 2010 with management and PwC. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 30, 2010 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2011, subject to ratification by TJX’s stockholders.

Audit Committee

Michael F. Hines, Chair
José B. Alvarez
David T. Ching
Amy B. Lane
Robert F. Shapiro
Fletcher H. Wiley

Beneficial Ownership

The following table shows as of April 12, 2010 the number of shares of our common stock beneficially owned by each director, each director nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group and the number of deferred shares held by each director:

	Shares
	Beneficially	Deferred
Name	Owned(1)	Shares(2)

José B. Alvarez	350	8,991
Alan M. Bennett	2,000	8,991
David A. Brandon	0	19,327
Bernard Cammarata(3)(4)	1,524,497	0
David T. Ching	4,213	6,826
Ernie L. Herrman	364,317	0
Michael F. Hines	1,800	10,039
Amy B. Lane(4)	13,683	11,271
Carol Meyrowitz(4)	413,733	0
Jeffrey G. Naylor	264,033	0
John F. O’Brien	72,992	19,666
Jerome Rossi	140,348	0
Robert F. Shapiro(4)	30,000	32,273
Willow B. Shire	67,629	19,750
Paul Sweetenham	110,753	0
Fletcher H. Wiley	14,000	31,738
All Directors, Nominees and Executive Officers as a Group (16 persons)	3,024,348	168,872

The total number of shares beneficially owned by each individual and by the group each constitutes less than 1% of the outstanding shares.

(1)	Reflects sole voting and investment power except as indicated in footnotes below. Includes shares of common stock which each of the following persons had the right to acquire on April 12, 2010 or within 60 days thereafter through the exercise of options: Mr. Herrman (234,060), Ms. Lane (7,956), Ms. Meyrowitz (34,210), Mr. Naylor (120,860), Mr. O’Brien (48,000), Mr. Rossi (81,507), Ms. Shire (60,000) and Mr. Sweetenham (31,604). Includes performance-based restricted shares that are subject to forfeiture restrictions: Mr. Herrman (104,126), Ms. Meyrowitz (175,000), Mr. Naylor (85,126), Mr. Rossi (49,000) and Mr. Sweetenham (69,600).

Includes deferred shares that vest within 60 days of April 12, 2010, which the following directors have elected to receive on that date: Mr. Ching (1,630), Ms. Lane (815), Mr. O’Brien (1,630) and Ms. Shire (1,630).

(2)	Payable in shares upon leaving the Board. The following are unvested: Mr. Alvarez (1,630), Mr. Bennett (1,630), Mr. Brandon (1,630), Mr. Hines (1,630), Ms. Lane (815), Mr. Shapiro (1,630) and Mr. Wiley (1,630). Excludes deferred shares shown as beneficially owned.

(3)	Excludes 1,608 shares owned by Mr. Cammarata’s wife as to which Mr. Cammarata disclaims beneficial ownership.

(4)	Includes shares owned by trusts or charitable foundations of which the individual is a trustee or officer: Mr. Cammarata (1,524,497), Ms. Meyrowitz (117,148), Ms. Lane (650) and Mr. Shapiro (15,000).

As of April 12, 2010, based on information filed with the SEC, persons known by us to beneficially own 5% or more of our outstanding common stock are as follows:

			Percentage of
	Number of		Class
Name and Address of Beneficial Owner	Shares		Outstanding

FMR, LLC 82 Devonshire Street Boston, MA 02109	32,957,535	(1)	8.07%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	27,360,595	(2)	6.70%

(1)	Reflects sole voting power with respect to 1,759,780 shares and sole dispositive power with respect to all shares.

(2)	Reflects sole voting and sole dispositive power with respect to all shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the New York Stock Exchange. Based on our records and other information, all reports were timely filed.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

Executive Compensation Committee

David A. Brandon, Chair
José B. Alvarez
John F. O’Brien
Willow B. Shire

Compensation Discussion and Analysis

Executive Summary

We have a total compensation approach focused upon performance-based incentive compensation. Through our compensation program, we seek to:

•	attract and retain very talented individuals in the highly competitive retail environment, maintaining a very high talent level in our company and providing for succession broadly across our management,

•	reward objective achievement of our short- and long-term financial objectives reflected in our business plans, and

•	enhance shareholder value by directly aligning the interests of our management and shareholders.

Our compensation philosophy reflects pay for performance with incentive compensation comprising a substantial portion of each executive’s compensation opportunity. These incentives directly tie the amount of each named executive officer’s incentive compensation to objective performance achieved by TJX and its stock and thereby directly link executive compensation with the interests of our stockholders. We believe that this philosophy has contributed to our strong overall performance over many years. Our total stockholder return, for example, significantly exceeds the performance of the general market (S&P 500) and our industry index (Dow Jones U.S. Apparel Retailers Index) over the past one- and three-year periods.

Total Stockholder Return vs. Market and Retail Index

1 Year Return	3 Year Compound Annual Return

*	Source: Bloomberg and TJX public information. Based on closing prices as of 1/29/2010.

We entered fiscal 2010 faced with the challenges of a worldwide recession and established a three-pronged strategy for managing through the challenging economic times: conservatively plan same store sales, allowing better flow-through to the bottom line if we exceeded plans; run with very lean inventories and buy closer to need than in the past, increasing inventory turns and protecting gross margins; and focus on cost-cutting measures and controlling expenses. Implementing this strategy proved very successful, and we posted results significantly above our expectations and ahead of last year both on a consolidated basis and for each of our businesses. Our results also exceeded those of most other retailers, notwithstanding more challenging year-over-year comparisons than those that most other retailers faced. Customer traffic increased as the year progressed, driving sales. For fiscal 2010, same store sales increased 6% over the prior year, and net sales increased 7%, passing the $20 billion mark. Our diluted earnings per share from continuing operations of $2.84 for fiscal 2010 increased 37% over the prior fiscal year. Excluding items affecting comparability*, our earnings per share in fiscal 2010 increased 48% over the adjusted $1.92 in the prior year. Our earnings per share growth (compound growth, in the case of the three-year number) as compared to the peer group used by the Executive Compensation Committee is provided below. The fiscal 2010 compensation for our named executive officers reflects the extraordinary Company performance during fiscal 2010 in the face of these difficult economic conditions.

Earnings Per Share vs. Peer Group

1 Year Growth*	3 Year Compound Annual Growth*

*	Fiscal 2009 excludes the following items that affected comparability: $0.09 benefit from the 53rd week, $0.03 benefit for a reserve adjustment for taxes and $0.04 benefit for a reserve adjustment for the computer intrusion(s).

Compensation Philosophy

The Executive Compensation Committee (ECC), a committee of our Board of Directors comprised of independent directors, has used the same compensation design for many years: total compensation competitive with our peers and weighted toward performance-based incentive compensation. Our short- and long-term incentive plans broadly cover key associates throughout our company, aligning the incentives of our named executive officers and these associates. Our incentives are also fully aligned with our divisional and corporate plans. These incentives directly link associate compensation, including our named executive officer compensation, with the interests of our stockholders by directly linking the amount of incentive compensation paid to the objective performance of TJX and its stock. Our incentive compensation plans also perform an important role in retention and succession planning.

•	Amounts paid under our short and long-term cash incentive plans are determined on the basis of achievement of pre-established, objective performance targets and generally require employment through the one- or multi-year periods under such plans.

•	Restricted stock grants are subject to both performance and time-based vesting and, as a result, are only earned to the extent that pre-established, objective performance targets and the service condition associated with such award are met.

•	Stock options have realizable value only to the extent that the value of our stock increases and if the service conditions are met.

Elements of Compensation

The elements of our executive compensation include:

•	base salaries,

•	short-term cash incentives based on achievement of one-year adjusted pre-tax income targets,

•	longer-term cash incentives based on achievement of adjusted pre-tax income targets over multi-year periods,

•	performance-based restricted stock and stock options, and

•	retirement benefits, deferred compensation benefits and limited perquisites.

In determining the overall level of executive compensation and the allocation of its components, the ECC considers various factors. The ECC reviews the performance of TJX as well as the individual performance of the executives, including both quantitative and qualitative performance factors. The Corporate Governance Committee provides the ECC with a review of the performance of our CEO for the year, including her achievement of performance objectives set by the Corporate Governance Committee in addition to those provided in our incentive plans, but does not make salary recommendations. The CEO provides reviews of the performance of the other named executive officers and makes recommendations on salary and other elements of compensation.

The ECC also reviews data from compensation consultants to assess the overall competitiveness of our compensation programs as well as of individual compensation. For fiscal 2010 compensation, the ECC reviewed survey data provided by the Hay Group, TJX’s compensation consultant, for all management-level employees including the named executive officers and peer group data provided by Frederic W. Cook & Co., Inc. (Cook), the ECC’s compensation consultant, with respect to the named executive officers. The ECC also receives input on other specific matters it requests from its compensation consultants.

The ECC considers the effects on retention and succession at the executive officer and other management levels of the levels and design of compensation. The ECC takes into account contractual obligations, historical compensation practices believed successful and the limitation on income tax deductions imposed by Section 162(m) of the Internal Revenue Code (Section 162(m)). The ECC also considers matters such as recruitment, new hires, promotions, organizational changes, relocations and transitional roles.

The ECC uses all of this information to determine the overall level and appropriate mix of short-term versus long-term incentives and cash versus equity-based compensation to provide a competitive mix and at the same time encourage achievement of short and long-range goals and employee retention and succession. The ECC then separately determines individual compensation components at its various meetings throughout the year.

We provide retirement benefits, deferred compensation opportunities and limited perquisites. These help us maintain our competitive position and retain our executives but do not form part of the basis for the ECC’s consideration of an executive officer’s total compensation for any year.

Base Salary

Each of our named executive officers receives a base salary in cash during the fiscal year. Base salary contributes to our overall compensation approach by attracting and retaining talented individuals at a salary level that reflects the executive’s performance, experience and value in the marketplace. In response to the economic recession, management implemented a Company-wide expense reduction program for fiscal 2010 including elimination of merit salary increases across a majority of the Company for fiscal 2010. As a result, none of the named executive officers received base salary increases for fiscal 2010.

Incentive Compensation

A significant portion of each named executive officer’s compensation is equity-based and cash incentive compensation granted under awards requiring an increase in the value of our stock or achievement, at levels specified by the ECC, based on performance measures approved by our stockholders. Our equity-based and cash incentive compensation for our named executive officers in fiscal 2010 was intended to qualify for an exemption from the deduction limitation rules of Section 162(m).

The ECC does not apply a formula in determining the portion of total compensation payable in the form of cash incentive compensation or equity-based compensation. However, starting in fiscal 2006, based on input from our stockholders and a review of our equity grant practices, the ECC reallocated compensation, reducing the number of stock options granted and increasing long-term cash incentive opportunities. Performance is certified by the ECC before any payments are made to our named executive officers under our cash incentive plans.

Short-Term Cash Incentives.  Our annual cash incentive awards are made under our Management Incentive Plan (MIP) and are designed to motivate our named executive officers and other key associates to achieve or exceed a performance target or targets for the fiscal year. Each MIP award has a target award opportunity based on achievement of this target. The amount of a MIP award is determined by measurement of actual performance against the performance target. If performance meets the performance target, participants receive their target MIP awards. If performance exceeds the performance target, participants are paid more than their target MIP awards based on the extent to which performance exceeds the performance targets (but not more than two times the target award, and not more than $5 million per award for any participant whose compensation is expected to be subject to the limits on deductibility under Section 162(m)). If performance does not meet the performance target, the MIP awards are not paid or are paid below their target awards, based on the extent to which performance falls below the performance targets. MIP performance targets, award opportunities and amounts payable at different levels of performance are pre-established by the ECC for the fiscal year.

Long-Term Cash Incentives.  Our long-term cash incentive awards are made under our Long Range Performance Incentive Plan (LRPIP) and are designed to motivate our named executive officers and other key associates to achieve or exceed cumulative multi-year performance targets. Each LRPIP award has a target award opportunity based on achievement of these targets. Like the MIP, the amount of LRPIP awards is determined by measurement of actual performance against the pre-established performance targets. Performance at target levels results in payment of the target LRPIP awards. If performance exceeds the performance targets, participants are paid more than their target LRPIP awards based on the extent to which performance exceeds the performance targets (but, under the terms of the LRPIP, not more than 150% of the target award, subject to a maximum of $5 million per award for any participant whose compensation is expected to be subject to the limits on deductibility under Section 162(m)). If performance does not meet the performance targets, LRPIP awards are not paid or are paid below their target awards, based on the extent to which performance falls below the performance targets. LRPIP performance targets, award opportunities and amounts payable at different levels of performance are pre-established by the ECC for each performance cycle.

Equity-Based Compensation.  Equity-based awards are made under our Stock Incentive Plan, or SIP. The ECC grants each stock option with an exercise price equal to the closing price of our common stock on the date of grant. Stock options do not deliver value unless the value of our stock appreciates and then only to the extent of such appreciation, thus linking the interests of our executive officers with those of our stockholders. Performance-based restricted stock awards vest only to the extent of achievement of the performance levels provided for those awards. Both stock options and performance-based restricted stock awards also have service-based vesting conditions that provide important retention incentives.

Other Elements of Compensation

Retirement Benefits.  All of our U.S.-based named executive officers participate in a broad-based pension plan for U.S. associates under which benefits accrue based on compensation and service. They are also eligible to participate in our 401(k) plan. Mr. Sweetenham, as a resident of the U.K., participates in a retirement plan for U.K. associates under which participants may defer earnings and receive an employer match and invest their funds to purchase benefits at retirement. We also maintain a Supplemental Executive Retirement Plan, or

SERP. Ms. Meyrowitz and Mr. Rossi participate in our primary SERP benefit program, and Mr. Naylor and Mr. Herrman participate in our alternative SERP benefit program.

Deferred Compensation.  Our named executive officers can defer compensation under our Executive Savings Plan, or ESP, an elective deferred compensation plan. Amounts deferred are notionally invested in mutual funds or other market investments. Participants in the ESP (other than those eligible for our primary SERP benefit) receive an employer match, subject to a vesting schedule, that is similarly notionally invested. Of our named executive officers in the U.S., Mr. Naylor and Mr. Herrman were eligible and elected to participate in ESP and receive this match.

Some of our named executive officers also have amounts previously deferred under our General Deferred Compensation Plan, or GDCP, now closed to new deferrals. Under this plan, deferrals are credited to an account that earns notional interest until distributed at an annually adjusted rate based on U.S. Treasury securities.

Perquisites.  In fiscal 2010, we provided a limited amount of perquisites and other personal benefits to our named executive officers, all of which are detailed in footnote 5 to the Summary Compensation Table below. These perquisites consisted of (i) an automobile benefit, (ii) financial and tax planning services, (iii) employer contributions or credits under our qualified and non-qualified savings plans, (iv) payment of life insurance premiums and (v) payment of legal fees associated with the negotiation of her employment agreement for Ms. Meyrowitz. None of these perquisites is grossed up for taxes. In addition, Mr. Sweetenham, a U.K. resident who works in both the U.K. and the U.S., received a U.S. housing benefit which was grossed up for U.S. taxes.

Fiscal 2010 Compensation

Fiscal 2010 Highlights.  With respect to fiscal 2010 compensation, in light of the world-wide economic recession, the ECC took the following actions to reflect the challenges facing TJX’s business during fiscal 2010:

•	Made no increases to base salary for our named executive officers for fiscal 2010 consistent with management’s expense reduction program that eliminated merit salary increases for a majority of TJX’s associates.

•	Changed the method of calculation of the MIP corporate performance target for fiscal 2010 to eliminate divisional weightings and to measure performance on an overall, rather than division-by-division, basis, focusing this incentive on the performance of the total business.

Fiscal 2010 MIP.  The fiscal 2010 MIP performance target for corporate associates, including our named executive officers other than Mr. Sweetenham, was the sum of target levels of pre-tax income for each of our divisions, excluding capitalized inventory costs and results of T.K. Maxx in Poland and including intercompany interest income and expense (“adjusted pre-tax income”). The corporate MIP performance target was derived from our Board-approved plan for our divisions for the fiscal year. As a result, we believed when the ECC set the target that it was challenging but reasonably achievable.

The target MIP award opportunities (as a percentage of base salary) for our named executive officers for fiscal 2010 were: Ms. Meyrowitz, 100%; Mr. Herrman and Mr. Naylor, 55%; and Mr. Sweetenham and Mr. Rossi, 50%. For fiscal 2010, potential payout of these award opportunities ranged between 0% to 200% for performance ranging from 78% to 116% and above of the corporate performance target (except for

Mr. Sweetenham, whose potential payout was based on a blended corporate and TJX Europe performance target, as described below). For fiscal 2010, our performance under MIP compared to target was as follows:

Fiscal 2010 MIP

Our named executive officers other than Mr. Sweetenham earned fiscal 2010 MIP awards of 200% of their respective target awards. MIP awards for these executives were capped at 200% despite performance substantially ahead of the target award. These awards were calculated as follows:

Adjusted Pre-Tax		% Above
Income Performance	Actual Adjusted	or Below	MIP Award Payout
Target	Pre-Tax Income	Target	Percentage

$1,540,305,000	$2,337,514,000	152%	200%

Because of Mr. Sweetenham’s responsibilities for TJX Europe as well as other aspects of TJX’s business, Mr. Sweetenham’s award was based 60% on the TJX Europe target and 40% on the corporate target described above. TJX Europe’s MIP was paid at 175.01% of target. As a result, Mr. Sweetenham earned a fiscal 2010 MIP award of 185.01% of his target award.

Completion of Fiscal 2008-2010 LRPIP Award Cycle.  Fiscal 2010 completed the performance cycle for the fiscal 2008-2010 LRPIP awards. These award opportunities were based on adjusted pre-tax income targets for each of our divisions for the three fiscal years on a cumulative basis. Actual divisional performance for the cycle was compared to the target, resulting in a payout percentage for the divisional portion of the award according to a pre-established scale. This payout percentage was then adjusted for each division according to pre-established weightings which weight the results of the smaller divisions more heavily, designed to make performance at the smaller divisions more meaningful to the LRPIP award and thereby promote focus on their performance. The resulting divisional percentages were added together to determine the overall award. The LRPIP divisional performance targets for fiscal 2008-2010 were derived from our Board-approved plans for our divisions for the fiscal years at the time of grant. Because these performance targets reflected our plans for our divisions, we believed when the ECC set them that they were challenging but reasonably achievable.

Our named executive officers earned fiscal 2008-2010 LRPIP awards of 104.24% of their respective target awards. These awards were calculated as follows:

	Cumulative		Cumulative
	3-Year Adjusted		3-Year		Unweighted	Weighted
Fiscal 2008-2010	Pre-Tax Income		Actual Adjusted		Contribution to	Contribution to
Division (Amounts in 000’s)	Performance Target		Pre-Tax Income		Target Award	Target Award

In the US:
Marmaxx		$4,175,222		$4,485,876	111.16%	72.25%
HomeGoods		$269,058		$247,056	87.73%	8.77%
A.J. Wright		$22,891		$5,097	0.00%	0.00%
TJX Canada	C$	777,272	C$	838,119	111.75%	11.17%
TJX Europe		£259,668		£295,117	120.48%	12.05%

			Total LRPIP Award: 104.24%

Grant of Fiscal 2010-2012 LRPIP Award Opportunities.  The ECC granted LRPIP award opportunities and established LRPIP performance goals for the fiscal 2010-2012 cycle. These award opportunities for our named executive officers were: Ms. Meyrowitz, $1,475,000 target and $2,212,500 maximum; Mr. Herrman and Mr. Naylor, $700,000 target and $1,050,000 maximum; Mr. Rossi, $375,000 target and $562,500 maximum; and Mr. Sweetenham, $437,113 target and $655,669 maximum. The minimum level for any payout was set at 33.33% of the performance targets, and the maximum payout level was set at 133.33% of the performance targets.

Grant of Performance-Based Restricted Stock Awards in Fiscal 2010.  The ECC granted performance-based restricted stock in fiscal 2010 to our named executive officers and determined the number of shares granted on the basis of the potential value of each grant. Ms. Meyrowitz’s performance-based restricted stock award was granted in connection with her new employment agreement entered into in March 2009, and the ECC was advised by Cook with respect to its terms. Although under SEC rules the value of the entire award is shown in the fiscal 2010 summary compensation table, Ms. Meyrowitz’s award was divided into two tranches, one for each of the two years of her employment agreement (150,000 shares in respect of fiscal 2010 service and performance, and 150,000 shares in respect of fiscal 2011 service and performance).

Ms. Meyrowitz’s performance-based restricted stock required performance resulting in a payout of at least 67% of the target corporate MIP awards for fiscal 2010 (which required that TJX achieve 90% of the adjusted pre-tax income reflected in the fiscal 2010 plan) for full vesting of the first half of the award, and requires performance resulting in a payout of at least 67% of the target corporate MIP awards for fiscal 2011 (which requires that TJX achieve 93% of the adjusted pre-tax income reflected in the fiscal 2011 plan) for full vesting of the other half of the award. The fiscal 2010 grants of performance-based restricted stock to our other named executive officers require performance resulting in a payout of at least 67% of the target LRPIP awards for fiscal 2010-2012 (which, as a result of the divisional weightings in the computation of the award, requires that TJX achieve 78% of the cumulative adjusted pre-tax income reflected in the fiscal 2010-2012 plan assuming that each division performs at the same level against its target performance) for vesting of the entire award. Performance below these target levels results in a pro rata reduction in the number of shares that would otherwise vest. Vesting of the performance-based restricted stock awards granted in fiscal 2010 is also subject to satisfaction of the service requirements specified in the awards. The ECC believes these awards perform an important retention function.

Grant of Stock Options in Fiscal 2010.  The ECC determined the number of stock options granted to our named executive officers and other associates in September 2009 by setting a fixed dollar value by executive and/or position and dividing this value by the stock price on the grant date. All options were granted with an exercise price equal to the closing stock price on the New York Stock Exchange on the grant date, and in general, have a maximum term of ten years, vest over three years and, to the extent vested, are exercisable for a limited period following termination of employment.

Fiscal 2010 Special Bonuses.  After we determined our fiscal 2010 results, the ECC made special awards to a broad group of associates across TJX to reflect the extraordinary Company performance during fiscal

2010 in the face of the challenging economic conditions. These awards were generally cash bonuses, but in the case of the named executive officers, were one-time, special grants of performance-based restricted stock awards intended to be exempt from the deduction limits of Section 162(m). The ECC granted the special awards to our named executive officers to reward their leadership in achieving this performance, taking into account, among other things, achievement of financial results at corporate and divisional levels substantially in excess of plan, the executives’ total compensation for the fiscal year after elimination of salary merit increases for fiscal 2010 and the related effects on compensation. These awards were as follows: Ms. Meyrowitz, 25,000 shares; Mr. Herrman, 11,000 shares; Mr. Naylor, Mr. Rossi and Mr. Sweetenham, each 7,000 shares. These awards are subject to performance-based and service-based vesting conditions. The performance-based vesting conditions would be satisfied if fiscal 2011 performance results in a payout of not less than 67% of the corporate MIP target for that year (which requires that we achieve 93% of the adjusted pre-tax income reflected in the fiscal 2011 plan).

Related Policies And Considerations

Employment Agreements.  Our named executive officers are parties to individual employment agreements that set their terms of employment, including compensation and benefits, as well as include certain termination and change of control provisions discussed below under “Severance and Change of Control Provisions.” Under the agreements, each named executive officer is entitled to a minimum level of base salary. For new employment agreements in fiscal 2010, minimum base salary was based on the level of base salary on the effective date of the agreement (except in the case of Mr. Sweetenham, as described below), consistent with our elimination of merit increases in fiscal 2010 across the majority of our Company. Our named executive officers are also entitled under their agreements to continue to be eligible to participate in specified benefit programs, including SIP, MIP and LRPIP, at levels commensurate with their positions and responsibilities and subject to the terms established by the ECC.

In January 2010, we entered into new employment agreements with Mr. Herrman, Senior Executive Vice President, Group President, Mr. Rossi, Senior Executive Vice President, Group President, and Mr. Sweetenham, Senior Executive Vice President, Group President, Europe that replaced each named executive officer’s then existing employment agreement with the Company. Each agreement was effective as of January 29, 2010 and, unless terminated earlier in accordance with its provisions, continues until January 28, 2012 for Mr. Rossi and until February 2, 2013 for Messrs. Herrman and Sweetenham. Under their new agreements, Mr. Herrman is entitled to a minimum annual base salary of $925,000, and Mr. Rossi is entitled to a minimum annual base salary of $700,000. Mr. Sweetenham’s new agreement provides for annual base salary starting in fiscal 2011 to be set in U.S. dollars, not less than $850,000, to be converted and payable in pounds sterling based on exchange rates in effect on specified determination dates (and to be further adjusted in Mr. Sweetenham’s favor to protect against a salary decrease in pounds sterling due to exchange rate fluctuations). In view of his continued service beyond age 65, Mr. Rossi is entitled under his new agreement to additional retirement benefit accruals based on his earnings and service after age 65 if more favorable than his primary benefit determined under existing SERP terms.

Severance and Change of Control Provisions.  During fiscal 2010, each of our named executive officers was party to an agreement that provided severance terms, including in connection with a change of control, and non-competition and non-solicitation undertakings. Provisions of these agreements relating to termination and change of control, and related provisions of the ESP and equity awards granted under our SIP, are summarized below under “Potential Payments upon Termination or Change of Control.” We provided these terms because we believe that it is important to define the relative obligations of TJX and our named executive officers, including obtaining protection against competition and solicitation, and that severance and change of control protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending.

Stock Ownership Guidelines.  We have stock ownership guidelines that apply to all of our executive officers, which are summarized in more detail above under “Stock Ownership Guidelines” in the “Corporate Governance” section. These guidelines are designed to align our executives’ interests with those of our stockholders and to encourage a long-term focus. Also, our policies prohibit our executives from engaging in hedging transactions with respect to TJX stock.

Tax and Accounting Considerations.  We structure U.S. incentive compensation arrangements to qualify as performance-based compensation exempt from the deduction limitations under Section 162(m), but we view the availability of a tax deduction as only one relevant consideration. We continue to emphasize performance-based compensation for executives and thus generally minimize the effect of Section 162(m). However, the ECC believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the ECC authorizes compensation in excess of $1 million that is not performance-based.

Equity Grant Practices.  All of our equity awards are made under our stockholder-approved SIP. Virtually all of our stock options and other equity-based awards are granted at regularly scheduled ECC meetings held on approximately the same dates each year. The specific dates of the meetings are set by the Board, along with its determination of all regularly scheduled Board and committee meetings, generally about two years in advance. In limited circumstances, typically at regularly scheduled ECC meetings and in connection with new hires or promotions, the ECC approves or grants stock options and stock awards at other times during the year. The ECC does not have any programs, plans or practices of timing these equity grants in coordination with the release of material non-public information. The exercise price of each stock option grant is the closing stock price on the New York Stock Exchange on the grant date. The SIP prohibits, without stockholder approval, any repricing requiring stockholder approval under applicable NYSE rules.

Executive Compensation Committee Processes And Procedures

The ECC is responsible for overseeing executive compensation and benefits. The ECC has the authority, without Board or management approval, to retain and terminate its compensation consultants and to determine their fees and terms of engagement. In addition, the ECC may delegate its authority to a subcommittee and may establish formal procedures to govern its operation, as it deems appropriate.

The ECC reviews and approves compensation matters at various meetings during the year. The ECC generally acts as follows including with respect to our named executive officers (though this past year, the ECC conducted its annual review of executive compensation in September rather than in June):

Meeting	Action

June	Overall executive compensation review and base salary changes approved
September	Grant of stock options under SIP
January/February	Review of potential incentive award opportunities under MIP and LRPIP
March/April	Certification of performance results for performance-based restricted stock awards previously granted under SIP with performance targets for or ending in prior fiscal year
Grant of performance-based restricted stock awards under SIP
Certification of performance results under MIP awards for prior fiscal year and LRPIP awards with cycles ending in prior fiscal year
Establishment of MIP targets for current fiscal year and LRPIP targets for cycles beginning in current fiscal year
Regular/Special	Approval of employment agreements and salary increases and grants of equity incentives to senior executives, including executive officers, in the case of promotions, new hires, contractual obligations and other circumstances

Our named executive officers play a limited role in the executive compensation process. As described above, our Chief Executive Officer provides annual performance reviews of the other named executive officers and makes recommendations to the ECC regarding their base salaries and other elements of compensation. The ECC then considers those performance reviews and recommendations in establishing base salaries, cash incentive awards and equity grants.

Our named executive officers participate in our strategic planning process and recommend to the Board for its review and approval the annual and multi-year plans for TJX and its divisions. These plans are the basis for the MIP and LRPIP performance targets and the restricted stock performance criteria, all of which are approved by the ECC. In addition, Mr. Herrman assisted the ECC in its administration of the various benefit and incentive plans and advised the ECC regarding the general design and structure of these plans. Mr. Cammarata, Ms. Meyrowitz, and Mr. Herrman regularly attended ECC meetings at the request of the ECC, although the ECC met in executive session at all regularly scheduled meetings.

Compensation Consultants and Benchmarking

During fiscal 2010, the ECC was advised by Cook and by Steven Hall & Partners (Hall), independent compensation consultants engaged by and reporting to the ECC. Neither Cook nor Hall performed any services for TJX other than work for the ECC. The level of Cook’s and Hall’s engagement and their respective fees were determined by the ECC. Cook advised the ECC with respect to the competitive positioning of base salary, annual bonus and long-term incentives for senior management, including our named executive officers, and Hall advised the ECC on certain retirement arrangements. During fiscal year 2010, the ECC also considered reports and survey data by the Hay Group (Hay), TJX’s compensation consultant, on company-wide incentive compensation.

For fiscal 2010, the ECC benchmarked total compensation of our named executive officers and each of the elements of that compensation against a group of 11 peer companies that are large, publicly traded retailers selected by the ECC:

Peer Group Companies

Dillard’s Inc.	OfficeMax Incorporated
The Gap, Inc.	J. C. Penney Company, Inc.
Kohl’s Corporation	Ross Stores, Inc.
Limited Brands, Inc.	Staples, Inc.
Macy’s, Inc.	Target Corporation
Nike, Inc.

Substantially the same peer group has been used by the ECC over a number of years, and the ECC considers revisions each year to reflect changes in the peer group and TJX with the advice of the ECC’s compensation consultant and our management. In fiscal 2011, the ECC intends to undertake a comprehensive review of the composition of the peer group. Although the ECC uses peer group data to provide context for its own determinations, it does not target compensation or any element of compensation for our named executive officers by reference to any specified level at the peer group.

Summary Compensation Table

The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during fiscal 2010 (collectively, our named executive officers):

							Non-Equity	Change in
Name and	Fiscal				Stock	Option	Incentive Plan	Pension and	All Other
Principal Position	Year		Salary	Bonus	Awards(2)	Awards(2)	Compensation(3)	SERP Value(4)	Compensation(5)	Total

Carol Meyrowitz	2010		$1,475,000	—	$7,692,000 (6)	$1,168,840	$4,409,361	$2,565,940	$50,971	$17,362,112	(6)
President and Chief	2009	(1)	$1,503,366	—	$1,974,500	$1,073,510	$2,258,393	$1,636,542	$43,040	$8,489,351
Executive Officer	2008		$1,400,000	—	$1,185,325	$1,005,600	$2,305,830	$1,492,146	$55,034	$7,443,935
Jeffrey G. Naylor	2010		$740,000	—	$643,750	$584,666	$1,543,680	$248,797	$115,375	$3,876,268
Senior Executive	2009	(1)	$741,154	—	$414,880	$536,912	$1,036,955	$68,053	$52,253	$2,850,207
Vice President	2008		$683,654	—	$444,511	$502,800	$896,171	$60,863	$74,886	$2,662,885
Chief Financial and
Administrative Officer(7)
Ernie L. Herrman	2010		$925,000	—	$772,500	$779,390	$1,747,180	$190,998	$41,280	$4,456,348
Senior Executive	2009	(1)	$897,019	—	$414,880	$715,778	$1,092,175	$89,367	$43,160	$3,252,379
Vice President	2008		$757,211	—	$444,511	$502,800	$934,392	$51,447	$67,138	$2,757,499
Group President
Jerome Rossi	2010		$700,000	—	$309,000	$584,666	$1,090,900	$873,736	$43,347	$3,601,649
Senior Executive
Vice President
Group President
Paul Sweetenham(8)	2010		$734,349	—	$515,000	$350,922	$969,251		$286,393	$2,855,915
Senior Executive
Vice President
Group President, Europe

(1)	Fiscal 2009 was a 53 week year.

(2)	Reflects the fair value of stock and options awards on the grant date. Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. Option awards are valued on the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2010.

(3)	Reflects amounts earned under the MIP for fiscal 2010: Ms. Meyrowitz ($2,950,001), Mr. Herrman ($1,017,500), Mr. Rossi ($700,000), Mr. Sweetenham ($679,295) and Mr. Naylor ($814,000). Reflects amounts earned under the LRPIP for the LRPIP cycle for fiscal 2008-2010: Ms. Meyrowitz ($1,459,360), Mr. Herrman ($729,680), Mr. Rossi ($390,900), Mr. Sweetenham ($289,957) and Mr. Naylor ($729,680). Amounts earned were paid in March 2010 following the ECC’s certification of performance results.

(4)	Amounts reflect the change in the actuarial present value of accumulated benefit obligations under our broad-based retirement plan and our SERP. Our named executive officers did not receive above-market or preferential earnings on non-tax qualified deferred compensation. Mr. Sweetenham did not participate in these plans.

(5)	The table below shows amounts under All Other Compensation for fiscal 2010. Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown below in footnote 5 represent the direct dollar cost incurred by us in providing these perquisites and other personal benefits to our named executive officers.

		Reimbursement		Company
		for Financial,	Employer	Paid
		Tax	Contributions or	Amounts		Total
	Automobile	Planning and	Credits Under	for Life	Housing	All Other
Name	Benefit	Legal Services(a)	Savings Plans(b)	Insurance	Benefit(c)	Compensation

Carol Meyrowitz	$35,904	$9,225	$4,630	$1,212		$50,971
Jeffrey G. Naylor	$35,904		$78,259	$1,212		$115,375
Ernie L. Herrman	$35,904		$5,299	$77		$41,280
Jerome Rossi	$35,904	$1,500	$4,731	$1,212		$43,347
Paul Sweetenham	$28,611		$110,528	$813	$146,441	$286,393

(a)	Amounts reflect legal fees associated with negotiating Ms. Meyrowitz’s 2009 employment agreement and financial planning assistance for Mr. Rossi.

(b)	Amounts reflect matching contributions under our 401(k) plan and, in the case of Mr. Naylor and Mr. Herrman, the matching contributions under our ESP. For Mr. Sweetenham, the amount reflects matching contributions under the T.K. Maxx retirement plan. Mr. Sweetenham did not participate in our U.S. retirement plans.

(c)	Represents a housing benefit of $86,400 and a related tax gross-up of $60,041 for Mr. Sweetenham who works in both the U.S. and U.K.

(6)	Stock awards and total compensation for fiscal 2010 for Ms. Meyrowitz include $3,846,000 for 150,000 shares of performance-based restricted stock award relating to performance in fiscal 2011.

(7)	Mr. Naylor was Senior Vice President, Chief Administrative and Business Development Officer from June 2007 to January 2009.

(8)	Mr. Sweetenham is paid in U.K. pounds sterling. These amounts are converted from pounds sterling at an average annual exchange rate for fiscal 2010 of $1.5895 per pound.

Total compensation for our named executive officers is composed of base salary, short-term and long-term cash incentives, long-term equity-based incentives, retirement benefits and limited perquisites. During fiscal 2010, each of our named executive officers had an employment agreement that provided for a base salary of not less than the amount of such officer’s base salary as of the effective date of the employment agreement. Our named executive officers were entitled under their employment agreements to participate in our SIP, MIP and LRPIP, and received cash and equity incentives only pursuant to these plans during fiscal 2010. Ms. Meyrowitz and Mr. Rossi participated in our primary SERP benefit and Mr. Herrman and Mr. Naylor participated in our alternative SERP benefit. Mr. Sweetenham, as a resident of the U.K., participates in a retirement plan for U.K. associates under which participants may defer earnings and receive an employer match. All of our U.S.-based named executive officers participated in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP. Mr. Naylor and Mr. Herrman were eligible to receive, and received, matching contributions under the ESP during all or part of fiscal 2010. Our named executive officers received an automobile benefit and were entitled under their employment agreements to participation in fringe benefit plans and programs made available to executives generally. Mr. Sweetenham as a U.K. resident is entitled to U.S. housing and immigration benefits (with a related tax gross-up), as well as tax equalization and tax preparation assistance.

Grants of Plan-Based Awards in Fiscal 2010

The following table reports potential payouts under our incentive plans and all other stock and option awards that were granted during fiscal 2010 to our named executive officers:

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price	of Stock
Name and	Grant	Plan Awards ($)			Plan Awards (# of Shares)			Stock or	Underlying	of Options	and Option
Award Type	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(1)	Awards(2)

Carol Meyrowitz
MIP(3)	04/01/09	—	$1,475,000	$2,950,000
LRPIP(4)	04/01/09	—	$1,475,000	$2,212,500
Stock Options	09/17/09				95,260	95,260	95,260		—	$37.74	$1,168,840
Stock Awards	03/31/09				—	300,000	300,000	—			$7,692,000
Jeffrey G. Naylor
MIP(3)	04/01/09	—	$407,000	$814,000
LRPIP(4)	04/01/09	—	$700,000	$1,050,000
Stock Options	09/17/09				47,650	47,650	47,650		—	$37.74	$584,666
Stock Awards	04/07/09				—	25,000	25,000	—			$643,750
Ernie L. Herrman
MIP(3)	04/01/09	—	$508,750	$1,017,500
LRPIP(4)	04/01/09	—	$700,000	$1,050,000
Stock Options	09/17/09				63,520	63,520	63,520		—	$37.74	$779,390
Stock Awards	04/07/09				—	30,000	30,000	—			$772,500
Jerome Rossi
MIP(3)	04/01/09	—	$350,000	$700,000
LRPIP(4)	04/01/09	—	$375,000	$562,500
Stock Options	09/17/09				47,650	47,650	47,650		—	$37.74	$584,666
Stock Awards	04/07/09				—	12,000	12,000	—			$309,000
Paul Sweetenham
MIP(3)	04/01/09	—	$367,175	$734,349
LRPIP(4)	04/01/09	—	$437,113	$655,669
Stock Options	09/17/09				28,600	28,600	28,600		—	$37.74	$350,922
Stock Awards	04/07/09				—	20,000	20,000	—			$515,000

(1)	All option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant.

(2)	Reflects the fair value of stock and options awards on the grant date. Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. Option awards are valued on the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2010.

(3)	Amounts reflect award opportunities under the fiscal 2010 MIP. Actual amounts earned under the fiscal 2010 MIP awards are shown in footnote 3 to the Summary Compensation Table.

(4)	Amounts reflect award opportunities under the LRPIP cycle for fiscal 2010-2012.

Amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under our LRPIP. Our MIP and LRPIP are discussed above in “Compensation Discussion and Analysis.”

In fiscal 2010, we granted all equity incentives, including stock options and performance-based restricted stock, under our SIP. Stock options generally have a maximum term of ten years, vest in equal annual installments over three years, upon a change of control and in the event of certain terminations of employment. In the event a named executive officer’s employment is terminated by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for five years following termination, unless the option terminates on an earlier date pursuant to its terms. Following a retirement at or after age 65 with ten or more years of service, or a retirement at or after age 60 with twenty or more years of service, vested options generally remain exercisable for five years following termination and unvested options continue to vest for the three year period following retirement on the same basis as if the named executive officer had not retired and remain exercisable for an extended period, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, other than a termination for cause, vested options for our named executive officers generally remain exercisable for six months following termination (or such other period of up to three years as the ECC determines at or after the grant date), unless the option terminates on an earlier date pursuant to its terms. All options, whether or not then vested, are forfeited on a termination for cause.

The restricted stock awards, including the right to receive dividends on restricted stock granted in fiscal 2010, have both service-based and performance-based vesting conditions, except that awards fully vest upon a change of control and, for Ms. Meyrowitz, in the event of her death or disability. For performance-based restricted stock granted to our named executive officers in fiscal 2010, the service-based conditions are satisfied by continuous employment through the scheduled vesting date (or, for Ms. Meyrowitz, through the end of the fiscal year immediately preceding the vesting date), and the performance-based conditions are tied to the corporate performance target under our LRPIP (or, for Ms. Meyrowitz, under our MIP).

Outstanding Equity Awards at Fiscal Year End

The following table provides information on outstanding option and stock awards for named executive officers as of January 30, 2010:

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
			Equity Incentive				Market	Plan Awards:	Plan Awards:
			Plan Awards:			Number of	Value of	Number of	Market or
	Number of	Number of	Number of			Shares or	Shares or	Unearned	Payout Value
	Securities	Securities	Securities			Units of	Units of	Shares,	of Unearned
	Underlying	Underlying	Underlying			Stock That	Stock That	Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Have Not	Have Not	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Vested	Vested	That Have	That Have
Name	Exercisable(1)	Unexercisable(1)	Options	Price	Date	(2),(4)	(2),(3)	Not Vested(4)	Not Vested(4)

Carol Meyrowitz	127,500	0	0	$27.00	09/06/16	150,000	$5,701,500	150,000	$5,701,500
	80,000	40,000	0	$29.23	09/10/17
	34,210	68,420	0	$35.03	09/08/18
	0	95,260	0	$37.74	09/17/19
Jeffrey G. Naylor	75,000	0	0	$22.82	02/02/14	15,938	$605,803	37,188	$1,413,516
	150,000	0	0	$21.75	09/08/14
	75,000	0	0	$21.43	09/07/15
	63,750	0	0	$27.00	09/06/16
	40,000	20,000	0	$29.23	09/10/17
	17,110	34,220	0	$35.03	09/08/18
	0	47,650	0	$37.74	09/17/19
Ernie L. Herrman	57,500	0	0	$21.75	09/08/14	15,938	$605,803	42,188	$1,603,566
	50,000	0	0	$21.43	09/07/15
	63,750	0	0	$27.00	09/06/16
	40,000	20,000	0	$29.23	09/10/17
	22,810	45,620	0	$35.03	09/08/18
	0	63,520	0	$37.74	09/17/19
Jerome Rossi	41,250	0	0	$21.43	09/07/15	10,200	$387,702	19,800	$752,598
	35,063	0	0	$27.00	09/06/16
	29,334	14,666	0	$29.23	09/10/17
	17,110	34,220	0	$35.03	09/08/18
	0	47,650	0	$37.74	09/17/19
Paul Sweetenham	34,000	0	0	$27.00	09/06/16	8,500	$323,085	29,100	$1,106,091
	21,334	10,666	0	$29.23	09/10/17
	10,270	20,540	0	$35.03	09/08/18
	0	28,600	0	$37.74	09/17/19

(1)	All option awards have a ten-year term and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon a change of control and certain employment terminations.

(2)	Reflects shares that have been earned but that have not vested.

(3)	Market values reflect the closing price of our common stock on the New York Stock Exchange on January 29, 2010 (the last business day of the fiscal year), which was $38.01.

(4)	The following table shows the scheduled vesting dates for all unvested share awards for our named executive officers as of January 30, 2010, subject to satisfaction of the performance- and service-based conditions of the award:

	Number of
Name	Unvested Shares	Vesting Date

Carol Meyrowitz	150,000	04	/2010(a)
	150,000	04	/2011(a)
Jeffrey G. Naylor	15,938	04	/15/10
	12,188	04	/15/11
	25,000	04	/15/12
Ernie L. Herrman	15,938	09	/06/10
	12,188	09	/06/11
	30,000	09	/06/12
Jerome Rossi	10,200	09	/06/10
	7,800	09	/06/11
	12,000	09	/06/12
Paul Sweetenham	8,500	09	/06/10
	9,100	09	/06/11
	20,000	09	/06/12

(a)	Shares vest on the date of the April 2010 and April 2011 regularly scheduled meetings of the ECC.

Option Exercises and Stock Awards Vested during Fiscal 2010

The following table provides information relating to option exercises and stock award vesting of performance-based restricted stock for our named executive officers during fiscal 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
Name	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)

Carol Meyrowitz	0	$0	160,000	$4,120,000
Jeffrey G. Naylor	0	$0	15,938	$430,804
Ernie L. Herrman	125,000	$1,857,659	15,938	$576,796
Jerome Rossi	165,000	$2,147,013	3,188	$115,374
Paul Sweetenham	12,500	$173,729	4,250	$153,808

(1)	Represents the stock price on the New York Stock Exchange on exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Represents the stock price on the New York Stock Exchange on vesting date.

Pension Benefits

In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a non-qualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new participants as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. Consistent with industry practices, we have not offered primary SERP benefits to any new participants in a number of years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit.

Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement or, if vested, on an earlier termination of employment. The amount accrued each year once participation commences after an initial one-year eligibility period, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($90,000 in calendar 2009 and $94,000 in calendar 2010) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation in excess of another periodically adjusted limit, currently $245,000, however, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan vest, in general, after five years of service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of service may elect to receive a reduced annuity benefit commencing at age 55 or later.

Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. This benefit, before offsets, accrues at the rate of 2.5% of final average earnings for each year of service not in excess of 20 until age 65. In determining final average earnings, the SERP includes base salary and MIP, but not LRPIP, and uses the highest average of five years over the preceding ten years. The primary SERP benefit is payable in installments, or in certain other forms of actuarially equivalent value. The alternative benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Service benefit restrictions, or deferrals under our nonqualified deferred compensation plans, with the amount of the benefits lost by reason of those restrictions or deferrals. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment.

The following table provides information on pension benefits for our named executive officers eligible for these benefits as of January 30, 2010 (as a U.K. resident, Mr. Sweetenham did not participate in these plans):

		Number of	Present	Payments
		Years of	Value of	Made During
		Credited	Accumulated	Last Fiscal
Name	Plan Name(1)	Service	Benefit(4)	Year

Carol Meyrowitz(2)	Retirement Plan	23	$314,336	—
	SERP (Primary)	20	$8,555,828	—
Jeffrey G. Naylor(3)	Retirement Plan	5	$81,132	—
	SERP (Alternative)	5	$361,242	—
Ernie L. Herrman(3)	Retirement Plan	19	$189,086	—
	SERP (Alternative)	19	$424,496	—
Jerome Rossi(2)	Retirement Plan	13	$335,272	—
	SERP (Primary)	19	$4,254,854	—

(1)	Participants in our Retirement Plan and our alternative SERP benefit program begin to accrue credited service after one year of service with TJX. Participants under our primary SERP benefit began to accrue credited service immediately and are credited with a maximum of 20 years of service.

(2)	Ms. Meyrowitz and Mr. Rossi are fully vested in their Retirement Plan and primary SERP benefits.

(3)	Mr. Herrman and Mr. Naylor participate in our alternative SERP benefit program. Mr. Herrman is fully vested in his Retirement Plan and alternative SERP benefit.

(4)	The underlying valuation methodology and other material assumptions utilized in calculating the present value of the accumulated pension benefits are disclosed in Note L to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2010. The SERP benefit for Mr. Rossi includes his contractual entitlement to accruals based on his earnings and service after age 65 if more favorable than his primary benefit determined under existing SERP terms.

Nonqualified Deferred Compensation Plans

We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees. Under the ESP, our named executive officers and other eligible employees can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards, our directors can elect to defer retainers and meeting fees, and our named executive officers not eligible for primary SERP benefits (including Mr. Herrman and Mr. Naylor) are eligible to receive matching credits on base salary deferrals of up to 10% of base salary. For calendar 2009, the potential match for these named executive officers was 10% (or, at age 50 or older and for up to 15 years, 25%) of their eligible deferrals, plus, if our MIP performance resulted in a payout of at least 90% of the target corporate award opportunities for fiscal 2010, an additional match of up to 30% (or, at age 50 or older and for up to 15 years, up to 75%) of eligible deferrals. Based on our fiscal 2010 corporate MIP performance, the performance-based match was credited at the maximum level. Matching employer credits are 50% vested after five years of plan participation and are 100% vested after ten years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other investments available on the market. Although not required by the ESP, it is our practice to purchase the investments notionally invested under the participants’ accounts, thus realizing the actual return of the notional investments.

Under the ESP, amounts deferred are generally distributed upon termination of employment, unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits are distributed before age 55 upon death or separation from service due to disability, at age 55 if a participant has separated for any other reason, or upon a separation from service after age 55. Distributions are generally made in a lump sum payment; however, a participant may elect to be paid in annual installments over a period of not more than ten years in the event that his or her employment terminates after age 55. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

Through December 31, 2007, we offered eligible employees, including our named executive officers, and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another nonqualified deferred compensation plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards and, in the case of directors, retainers and meeting fees and be credited amounts on deferrals based on a rate for Treasury securities that is adjusted annually. For calendar 2009, this rate was 3.6%. No further deferrals were permitted beginning with fiscal 2009 compensation, but previously deferred amounts continue to be credited with interest amounts.

Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts credited prior to that date) are distributed in a lump sum at termination of service or upon an event or at a date (no later than the tenth anniversary of termination of service) and in a lump sum or in monthly installments as elected by the participant. Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.

The following table provides information on nonqualified deferred compensation plans for our named executive officers as of January 30, 2010, other than Mr. Sweetenham:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
Name &	Deferrals in	Matching Credits	Earnings in	Withdrawals/	Balance at
Plan Name	Last FY(1)	in Last FY(2)	Last FY(3)	Distributions	Last FYE(4)

Carol Meyrowitz
GDCP	$0	$0	$18,312	$0	$541,749
ESP	$299,538	$0	$(14,642)	$0	$579,815
Jeffrey G. Naylor
GDCP	$0	$0	$4,376	$0	$129,462
ESP	$150,846	$73,502	$149,718	$0	$660,514
Ernie L. Herrman
GDCP	$0	$0	$0	$0	$0
ESP	$7,115	$711	$56,698	$0	$554,087
Jerome Rossi
GDCP	$0	$0	$35,651	$0	$1,054,732
ESP	$0	$0	$0	$0	$0

(1)	Also included as Salary or Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	Includes the performance-based matching credits earned for fiscal 2010. The amounts in this column are also included in All Other Compensation column in the Summary Compensation Table.

(3)	Reflects market-based earnings on amounts deferred by plan participants. In the case of the ESP, it is our practice to purchase the specified notional investments, thus realizing the actual market returns on the notional investments.

(4)	The aggregate balance includes executive deferrals of income for prior fiscal years. Such deferrals for individuals who were named executive officer for the fiscal years of the deferrals were included as compensation for such individuals in the compensation tables in prior proxy statements. The aggregate balance also includes performance-based matching contributions earned for fiscal 2010 but not credited until after the close of fiscal 2010.

Potential Payments upon Termination or Change of Control

Each of our named executive officers during fiscal 2010 was a party to an employment agreement providing for payments in connection with the executive’s termination of employment or a change of control. If, on the last day of fiscal 2010, we had terminated the executive’s employment other than for cause, or if the executive had terminated his or her employment in connection with a relocation of more than forty miles (a “constructive termination”), the executive would have been entitled under these agreements to continued base salary and any automobile allowance for twenty-four months (or twelve months, in the case of Mr. Sweetenham); cash payments during the severance period, grossed up for taxes, to cover the cost of any COBRA continuation of medical benefits elected by our U.S. executives (excluding Mr. Sweetenham); and cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, subject to the attainment of the applicable performance goals and adjusted to reflect the executive’s period of service during the year or cycle. Each executive would also have been entitled to these severance benefits upon termination of employment by reason of death or disability during the employment term, except that base salary continuation would be offset by any long-term disability benefits received by the executive, and the MIP award described above would be paid at target for the year in which termination occurred and would not be prorated (and Mr. Naylor would also have been entitled to the same MIP award he would have received had his employment been terminated without cause or in a constructive termination). In addition, upon a termination other than for cause, Ms. Meyrowitz would have been entitled under her employment agreement to full vesting of her outstanding stock options and would have been relieved of the service condition with respect to her unvested stock awards. Termination for cause or a voluntary termination (other than a constructive termination) would not entitle the executives to these benefits, other than to the payment of certain already accrued and vested amounts. For purposes of these benefit entitlements, a termination of Ms. Meyrowitz’s employment at the end of the agreement term would have been treated as a termination other than for cause, and a termination of employment at the end of the agreement term for Mr. Herrman, Mr. Naylor or Mr. Sweetenham would also have been treated as a termination other than for cause unless we made an offer of continued service in a comparable position, as reasonably determined by the ECC or the Board.

If a change of control were to have occurred on the last day of fiscal 2010 (with or without a termination of employment), each named executive officer would have received, in addition to any earned but unpaid MIP and LRPIP awards, a cash lump sum payment equal to his or her target award and a prorated target award under MIP for the year of the change of control, plus his or her maximum award for each uncompleted LRPIP cycle. If the executive’s employment had been terminated by us other than for cause, by the executive for good reason (as defined in the agreement), or by reason of death or disability, in each case within twenty-four months following a change of control and prior to the end of the term of the agreement, the executive would have been entitled to receive alternative severance benefits under his or her employment agreement instead of the severance benefits described above. The alternative severance benefits consisted of a lump sum severance payment equal to two times the higher of the executive’s base salary immediately prior to termination or the change of control (offset by any long-term disability benefits) plus the value of two years of his or her automobile allowance; two years of continued participation in medical and life insurance programs (except to the extent of replacement coverage). The employment agreements for Ms. Meyrowitz and Mr. Rossi also would have provided for an alternative lump sum benefit to be payable under SERP upon such a termination.

We would also have been obligated to pay all legal fees and expenses the executive reasonably incurred contesting certain terminations of employment and obtaining any rights or benefits under his or her agreement, in each case, following a change of control. If certain excise taxes had been incurred by the executive in connection with a change of control, we would have been obligated to reduce or eliminate his or her benefits to the extent necessary to maximize his or her after-tax benefit.

The events that constitute a change of control under the employment agreements for our named executive officers at fiscal 2010 year end generally consisted of the following, subject to the qualifications set forth in those employment agreements: (i) a change of control required to be reported under the Securities Exchange Act of 1934, as amended; (ii) the acquisition of 20% or more of our common stock followed by a change in a majority of our board of directors; (iii) a proxy solicitation or solicitations followed by a change in a majority of our board of directors; and (iv) the execution of certain agreements of acquisition, merger or consolidation followed by consummation of the transactions contemplated by such agreement.

Each named executive officer agreed to non-solicitation and non-competition provisions during the term of employment and during the applicable severance period thereafter, and to confidentiality provisions during and after employment. Benefits under the employment agreements and the primary SERP benefit are conditioned on compliance with these covenants, except that upon a change of control the executive is no longer subject to any covenant not to compete following a termination of employment.

As described under the “Grants of Plan-Based Awards in Fiscal 2010” table, under the terms of awards granted under our SIP, each executive would be entitled to full vesting of unvested stock awards and stock options upon a change of control, partial vesting of stock options upon a termination of employment due to death or disability more than three months after the options were granted, continued vesting of outstanding stock options upon retirement if the applicable age and service requirements are met, and certain extended post-termination exercise periods in the event of death or disability or upon a qualifying retirement. Ms. Meyrowitz would also be entitled to full vesting of her unvested stock awards upon death or disability. In the event of a termination of employment by us other than for cause, Ms. Meyrowitz’s stock options would vest in full and her stock awards would remain subject to the satisfaction of the applicable performance conditions but the applicable service-based conditions would be deemed satisfied. As noted under “Nonqualified Deferred Compensation Plans,” the employer credit account under the ESP would also vest in full upon a change of control or termination of employment due to death or disability.

The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A of the Code, including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change in control not described in Section 409A.

The following table sets forth aggregate estimated payment obligations to each of our named executive officers assuming the triggering events occurred on January 30, 2010, all pursuant to the terms of the Company’s plans and each executive’s employment agreement as in effect on such date:

Triggering Event /Payments(1)	C. Meyrowitz	E. Herrman	J. Naylor	J. Rossi	P. Sweetenham(2)

Death /Disability
Severance	$2,950,000	$1,850,000	$1,480,000	$1,400,000	$739,108
MIP and LRPIP(3)	2,900,000	1,208,750	1,107,000	725,000	729,509
Acceleration of Unvested Option Awards	180,215	97,343	90,114	71,864	49,507
Acceleration of Unvested Stock Awards	11,547,000	0	0	0	0
Acceleration of Unvested ESP Employer Credit Account(5)	0	0	69,880	0	0
Medical Insurance	35,943	35,943	28,441	35,943	0
Automobile Benefit	71,808	71,808	71,808	71,808	28,796

Total	$17,684,966	$3,263,844	$2,847,243	$2,304,616	$1,546,919

Termination without Cause /Constructive Termination
Severance	$2,950,000	$1,850,000	$1,480,000	$1,400,000	$739,108
MIP and LRPIP(3)	1,425,000	700,000	700,000	375,000	359,955
Acceleration of Unvested Option Awards	580,812	0	0	0	0
Acceleration of Unvested Stock Awards(4)	5,773,500	0	0	0	0
Medical Insurance	35,943	35,943	28,441	35,943	0
Automobile Benefit	71,808	71,808	71,808	71,808	28,796

Total	$10,837,063	$2,657,751	$2,280,249	$1,882,751	$1,127,859

Change of Control
MIP and LRPIP	$7,262,500	$3,117,500	$2,914,000	$1,825,000	$1,878,965
Acceleration of Unvested Option Awards	580,812	328,698	290,441	243,609	162,579
Acceleration of Unvested Stock Awards	11,547,000	2,223,769	2,031,319	1,146,060	1,438,776
Acceleration of Unvested ESP Employer Credit Account(5)	0	0	69,880	0	0
Reduction to Maximize After-Tax Benefits(6)	0	0	0	0	0

Total	$19,390,312	$5,669,967	$5,305,640	$3,214,669	$3,480,320

Change of Control followed by Termination
Severance	$2,950,000	$1,850,000	$1,480,000	$1,400,000	$1,478,215
MIP and LRPIP	7,262,500	3,117,500	2,914,000	1,825,000	1,878,965
SERP Enhancement(5)	2,014,725	0	0	0	0
Acceleration of Unvested Option Awards	580,812	328,698	290,441	243,609	162,579
Acceleration of Unvested Stock Awards	11,547,000	2,223,769	2,031,319	1,146,060	1,438,776
Acceleration of Unvested ESP Employer Credit Account(5)	0	0	69,880	0	0
Medical/Life Insurance	31,923	29,653	25,766	31,923	5,000
Automobile Benefit	66,497	66,497	66,497	66,497	53,333
Reduction to Maximize After-Tax Benefits(6)	0	0	(757,802)	0	(150,921)

Total	$24,453,457	$7,616,118	$6,120,102	$4,713,089	$4,865,947

(1)	We used the following assumptions to calculate the payments set forth in the table:

•	We assumed in each case that termination is not for cause; the executive does not violate his or her non-competition, non-solicitation, or confidentiality agreements with us following termination; the executive does not receive medical or life insurance coverage from another employer within the relevant severance periods; the executive is not entitled to payment under our long-term disability plan; and the executive does not incur legal fees requiring reimbursement from us. We also assume that any change of control is a “change in control event” under Section 409A of the Internal Revenue Code.

•	We valued performance-based restricted stock and stock options using the closing price of our common stock on the New York Stock Exchange on January 29, 2010, the last business day of the fiscal year, which was $38.01 per share. We included the full value of all accelerated performance-based restricted stock awards ($38.01 per share), plus the value of any accumulated dividends that would be paid upon the vesting of such stock, and the spread value ($38.01 per share minus the option exercise price) for all stock options that are accelerated upon a termination of employment (including by reason of death or disability) or change of control. In the case of a change of control (with or without a termination), we assumed that all such awards would be cashed out at closing. See the table titled “Outstanding Equity Awards at Fiscal Year End” for information regarding unvested stock and option awards.

•	We used the same assumptions for health care benefits that we used for our financial reporting under U.S. generally accepted accounting principles. We assumed COBRA continuation for 18 months in the event that an executive (other than Mr. Sweetenham) would be contractually entitled to payments based on the cost of such coverage following a termination of employment.

We did not include any amounts in respect of accrued but unpaid base salary or benefits, any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on January 30, 2010 that were earned but remained unpaid as of that date, or any amounts in respect of outstanding equity awards that would not have accelerated upon the triggering event.

(2)	Amounts denominated in pounds sterling and payable to Mr. Sweetenham were converted to U.S. dollars using $1.5998 per pound, which was the exchange rate in effect on January 30, 2010.

(3)	The amount, for each executive, includes a prorated award for each LRPIP cycle ending after January 30, 2010, based on the number of months of the cycle completed as of January 30, 2010 over 36 and assuming target performance, plus, in the event of termination due to death or disability, the target MIP award for fiscal 2010.

(4)	The amount assumes that the applicable performance conditions are satisfied with respect to Ms. Meyrowitz’s unvested stock awards.

(5)	For Mr. Naylor, the amount represents the portion of his unvested employer credit account under ESP that would vest upon a change of control or termination due to death or disability. For Ms. Meyrowitz and Mr. Rossi, the amounts represent the estimated value of any enhancement under our SERP in the case of a termination following a change of control. In addition to these benefits payable under our ESP and SERP and reflected in the table above, our named executive officers are eligible for the other benefits described in the sections titled “Pension Benefits” and “Nonqualified Deferred Compensation Plans” and, like other participants in such plans, would be entitled to benefits under those plans in accordance with their terms.

(6)	In the case of a change of control (both with and without a termination), we estimated the mandatory reductions to benefits that would apply in order to maximize the executive’s benefit after change-of-control excise and other taxes. In estimating these tax consequences and corresponding payment reductions, we assumed that all outstanding in-the-money stock options are cashed out at their spread value ($38.01 per share minus the option exercise price); all performance-based restricted stock awards are cashed out at full value ($38.01 per share); and, under special rules for calculating the amount of each parachute payment (including those determined under the above assumptions) that is treated as contingent upon a change of control, only a portion of the value of stock options, performance-based stock awards with performance periods ending on January 30, 2010, accumulated cash dividends with respect to such stock awards, and certain other payments, is taken into account These figures also assume that none of the parachute payments is exempt under a special rule for reasonable compensation, and that no payment will be treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during fiscal 2010. Finally, for purposes of these estimates, we assumed that Mr. Sweetenham, a resident of the U.K., is subject to U.S. federal tax in the same manner and at the same rate as we assume for our U.S. named executive officers, and that Mr. Sweetenham’s average taxable compensation is based on his average U.K. taxable earnings and benefits converted from pounds sterling to U.S. dollars using the exchange rate in effect on the last day of each calendar year.

Compensation of Directors

For fiscal 2010, we paid all of our non-employee directors as follows:

•	Annual retainer of $50,000 for each director.

•	Additional annual retainer of $10,000 for each Committee chair.

•	Additional annual retainer of $70,000 for the Lead Director.

•	Fee of $1,500 for each Board meeting attended.

•	Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each Committee meeting attended as Committee chair.

•	Two annual deferred stock awards, each representing shares of our common stock valued at $50,000.

Directors are not paid fees for attendance at Board and committee meetings that are short in duration. The Executive Committee does not receive the committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (and deferred dividends on those awards) are granted under our SIP. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on service as a director until the annual meeting next following the award and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, such award will be forfeited.

Our non-employee directors were eligible to defer their retainers and fees under the ESP, in which they are notionally invested in mutual funds or other investments available on the market. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP, under which amounts deferred continue to earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 are paid at retirement from the Board. We do not provide retirement or insurance benefits for our non-employee directors.

The following table provides information concerning compensation for our non-employee directors for fiscal 2010. Compensation for Mr. Cammarata, who is an employee and executive officer of TJX, for fiscal 2010 is also included below, although it is our policy that employee directors are not paid additional compensation for their service as directors. Ms. Meyrowitz’s compensation is included above with that of the other named executive officers.

					Change in
					Pension Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	In Cash	Awards(1),(2)	Awards(2)	Compensation	Earnings(3)	Compensation	Total

José B. Alvarez	$101,500	$102,541				—	$204,041
Alan M. Bennett	$79,500	$102,541				—	$182,041
David A. Brandon	$104,000	$107,125				—	$211,125
Bernard Cammarata	$500,000 (4)	$613,200			$32,092	$38,263 (5)	$1,183,555
David T. Ching	$91,500	$103,006				—	$194,506
Michael F. Hines	$105,750	$103,006				—	$208,756
Amy B. Lane	$103,500	$104,616				—	$208,116
John F. O’Brien	$151,500	$108,700				—	$260,200
Robert F. Shapiro	$90,750	$112,866				—	$203,616

					Change in
					Pension Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	In Cash	Awards(1),(2)	Awards(2)	Compensation	Earnings(3)	Compensation	Total

Willow B. Shire	$101,500	$108,035				—	$209,535
Fletcher H. Wiley	$90,750	$112,629				—	$203,379

(1)	For each non-employee director, represents deferred share awards totaling $100,000 and credits for dividends on deferred shares. For Mr. Cammarata, represents an award of 20,000 shares of performance-based restricted stock granted to him in connection with his employment agreement entered into in June 2009.

(2)	The following table shows the equity and equity-based awards held by our directors as of January 30, 2010, other than those of Ms. Meyrowitz:

			Performance-
	Deferred	Stock	Based Restricted
Name	Shares(a)	Options(b)	Stock(c)

José B. Alvarez	8,991	0
Alan M. Bennett	8,991	0
David A. Brandon	19,327	0
Bernard Cammarata	0	0	20,000
David T. Ching	8,456	0
Michael F. Hines	10,039	0
Amy B. Lane	12,086	7,956
John F. O’Brien	21,296	48,000
Robert F. Shapiro	32,273	0
Willow B. Shire	21,380	60,000
Fletcher H. Wiley	31,738	0

(a)	1,630 deferred shares for each director are unvested and will vest on the date of the 2010 Annual Meeting.

(b)	All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant, have a ten-year term, vest after one year or upon a change of control, and remain exercisable for the term of the option or up to five years after cessation of Board service. Such options terminate upon death, except that upon death within the last year of such five-year period, options remain exercisable for one year following death. Stock option grants for non-employee directors were eliminated in June 2006.

(c)	Mr. Cammarata’s performance-based restricted stock award had been earned but not vested as of January 30, 2010.

(3)	Represents the increase in the actuarial present value of the accumulated benefit obligations under our retirement plan. Non-employee directors do not receive retirement benefits. We do not pay above-market or preferential earnings on deferred compensation.

(4)	Represents Mr. Cammarata’s salary under his employment agreement.

(5)	Reflects an automobile benefit of $35,321 and matching contribution under our 401(k) plan of $2,942.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011. We are asking stockholders to ratify this appointment. Representatives of PwC will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm.

PROPOSAL 3

SHAREHOLDER PROPOSAL

Your Board of Directors unanimously recommends a vote AGAINST approval of Proposal 3.

On December 16, 2009, we received the following proposal from UNITE-HERE, 1775 K St., NW — 6th Floor, Washington, DC 20006, beneficial owners of approximately 136 shares of our common stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us:

“RESOLVED, that the shareholders of TJX request that the board of Directors adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about exorbitant executive compensation especially when insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. As of August 2009, twenty of these resolutions had received shareholder votes over 50%, demonstrating strong shareholder support for this reform. An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation.

According to a RiskMetrics Group/ISS report, our company’s CEO received total compensation in 2008 that was significantly higher than her peer group. Additionally, each component of her compensation — salary, bonus and non-equity incentive awards — exceeded that of her peer group.

Her 2008 compensation was also 2.93 times the mean of the next four named executive officers (NEOs) of TJX. By contrast, the Kohl’s Corp. CEO received total compensation that was 1.57 times the mean of Kohl’s next four NEOs; and the Target CEO’s compensation was 1.82 times the mean of Target’s next four NEOs. A large CEO to NEO pay ratio may indicate inadequate succession planning, since large disparities may be seen as reflecting significant differences in contribution and ability. Shareholders bear the cost of poor succession planning in the form of chaotic transitions and the need to recruit more expensive outside executives.

So far, more than twenty other companies have agreed to an Advisory Vote, including Goldman Sachs, Verizon, Microsoft, Apple, Hewlett-Packard, MBIA, H&R Block, Ingersoll Rand, and Blockbuster. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

Influential proxy voting service RiskMetrics Group recommends votes in favor of Advisory Votes proposals.

Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies.

In September 2009, on the one year anniversary of the collapse of Lehman Brothers, President Obama told a group of corporate leaders “you don’t have to wait to put the 2009 bonuses of your senior executives up for a shareholder vote” and “you don’t have to wait for a law to overhaul your pay system so that folks are rewarded for long-term performance instead of short-term gains.” We agree.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.”

Statement of the Board of Directors in Opposition to Shareholder Proposal 3

Your Board of Directors unanimously recommends a vote AGAINST approval of the Shareholder Proposal.

We recognize that executive compensation is an important matter for our shareholders and our Corporate Governance Committee continues to review policies and monitor developments with respect to Say on Pay. We appreciate the underlying goal of this shareholder proposal of providing shareholders with a means to convey their views regarding executive compensation. However, we believe that passage of this proposal is premature in light of proposed legislation and/or SEC action relating to “Say on Pay” that likely will be implemented in the near future.

The Obama Administration has reiterated its support for Say on Pay legislation that would direct the adoption of SEC rules giving shareholders a non-binding vote on pay for top executives. In addition, the Chairman of the SEC has indicated her support for Say on Pay, and the SEC has already adopted Say on Pay for TARP recipients and has indicated its intent to address the Say on Pay issue for other companies. Accordingly, we believe the expected adoption of Say on Pay requirements makes approval of this proposal unnecessary and might inappropriately subject us to standards that are different than or in addition to standards required by law and applicable to our peers. We believe that it makes more sense to wait to comply with the law applicable to all affected companies.

Your Board of Directors unanimously recommends a vote AGAINST approval of Shareholder Proposal 3.

VOTING REQUIREMENTS AND PROXIES

The nominees receiving a majority of votes properly cast at the meeting will be elected directors. All other proposals require the approval of the majority of votes properly cast.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees, for the ratification of the appointment of the independent registered public accounting firm and against the shareholder proposal. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares with respect to election of directors and the shareholder proposal without instructions from you. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors and the shareholder proposal or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2011 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that we receive it no later than December 29, 2010. A stockholder who intends to present a proposal at the 2011 Annual Meeting of Stockholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 2, 2011 and no later than March 4, 2011. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws describe the requirements for submitting proposals at the Annual Meeting. A stockholder who wishes to nominate a director at the 2011 Annual Meeting must notify us in writing no earlier than February 2, 2011 and no later than March 4, 2011. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. We have retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $10,000, plus expenses. Our officers and other associates may also assist in soliciting proxies in those manners.

DIRECTIONS TO TJX CORPORATE HEADQUARTERS
770 Cochituate Road
Framingham, MA 01701

From Logan International Airport (From the East)

Leaving the Airport follow the signs for the Massachusetts Turnpike heading West (I-90W). Follow the Massachusetts Turnpike West for approximately 20 miles to exit 13, (Framingham/Natick). Continue to follow the directions From Exit 13.

From the West

Take Massachusetts Turnpike East (I-90E) to exit 13, (Framingham/Natick). Continue to follow the directions From Exit 13.

From the North

Take I-95 South to exit 25, (Massachusetts Turnpike I-90). Take the Massachusetts Turnpike West (I-90W) approximately 6.5 miles to exit 13, (Framingham/Natick). Continue to follow the directions From Exit 13.

From the South

Take I-95 North to exit 25, (Massachusetts Turnpike). Take the Massachusetts Turnpike West (I-90W) approximately 6.5 miles to exit 13, (Framingham/Natick). Continue to follow the directions From Exit 13.

From Exit 13 on the Massachusetts Turnpike to 770 Cochituate Road

After the tollbooth, bear left on the exit ramp that takes you on an overpass and onto Route 30 / Cochituate Road. At the second set of lights, turn left into The TJX Companies, Inc. facility.

Parking

Enter the parking lot; follow the parking lot directory signage to the visitor parking areas.

Entrances

Enter the building through the Northeast Entrance (facing the Massachusetts Turnpike (I-90)).

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

The TJX Companies, Inc.

INTERNET
http://www.proxyvoting.com/tjx
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
73995
▼  FOLD AND DETACH HERE  ▼

Please Vote, Date and Sign Below and Return Promptly in the Enclosed Envelope.	Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote FOR the Election of all Director nominees.

1. Election of Directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Nominees:
1.1 José B. Alvarez	☐	☐	☐	1.7 Amy B. Lane	☐	☐	☐

1.2 Alan M. Bennett	☐	☐	☐	1.8 Carol Meyrowitz	☐	☐	☐

1.3 David A. Brandon	☐	☐	☐	1.9 John F. O’Brien	☐	☐	☐

1.4 Bernard Cammarata	☐	☐	☐	1.10 Willow B. Shire	☐	☐	☐

1.5 David T. Ching	☐	☐	☐	1.11 Fletcher H. Wiley	☐	☐	☐

1.6 Michael F. Hines	☐	☐	☐

The Board of Directors recommends a	FOR	AGAINST	ABSTAIN
vote FOR Proposal 2.

2. Ratification of appointment of PricewaterhouseCoopers LLP	☐	☐	☐

The Board of Directors recommends a	FOR	AGAINST	ABSTAIN
vote AGAINST Shareholder Proposal 3.

3. Advisory vote on executive compensation.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and when more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Signature	Signature	Date

You can now access your The TJX Companies, Inc. account online.
Access your The TJX Companies, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for The TJX Companies, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

THE TJX COMPANIES, INC.
Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.
Please vote on the Internet or by telephone or by mail prior to the Annual Meeting of Stockholders to be held on June 2, 2010.
Thank you in advance for your prompt consideration of these matters.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. You can view the Annual Report and Proxy Statement on the Internet at: http://bnymellon.mobular.net/bnymellon/tjx
▼  FOLD AND DETACH HERE  ▼

THE TJX COMPANIES, INC.
ANNUAL MEETING OF STOCKHOLDERS – JUNE 2, 2010
     The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) CAROL MEYROWITZ, JEFFREY G. NAYLOR and MARY B. REYNOLDS, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the “Company”) to be held at the Company’s corporate office, 770 Cochituate Road, Framingham, Massachusetts on Wednesday, June 2, 2010 at 11:00 a.m., and any adjournment or postponement thereof, all the shares of Common Stock of the Company which the stockholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2 AND AGAINST SHAREHOLDER PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
     The Board of Directors recommends a vote FOR the Election of Director nominees, FOR Proposal 2 and AGAINST Shareholder Proposal 3.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO#
73995